                                                                     EXHIBIT 3.4

               CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

                                       OF

                SERIES A-1 CUMULATIVE CONVERTIBLE PREFERRED STOCK

                                       OF

                         NORTHWEST BIOTHERAPEUTICS, INC.

                         (Pursuant to Section 151 of the
                        Delaware General Corporation Law)

          Northwest Biotherapeutics, Inc. (the "COMPANY"), a corporation organized and existing under the laws of the State of Delaware, hereby certifies that, pursuant to authority conferred on its Board of Directors (the "BOARD") by the Sixth Amended and Restated Certificate of Incorporation, as amended, of the Company, the following resolution was adopted by the Board by unanimous written consent dated April 17, 2006, which resolution remains in full force and effect on the date hereof:

          RESOLVED, that there is hereby established a series of the Company's authorized Preferred Stock (the "PREFERRED STOCK") having a par value of $0.001 per share, which series shall be designated as "Series A-1 Cumulative Convertible Preferred Stock" (the "SERIES A-1 PREFERRED") and shall consist of ten million (10,000,000) shares. The shares of Series A-1 Preferred shall have the voting powers, designations, preferences and other special rights, and qualifications, limitations and restrictions thereof set forth below:

          1.   DIVIDEND RIGHTS.

               (A) Holders of Series A-1 Preferred, in preference to the holders of Common Stock, shall be entitled to receive, when, as and if declared by the Board, but only out of funds that are legally available therefor, cash dividends at the rate of ten percent (10%) of the Original Issue Price (as defined below) per annum on each outstanding share of Series A-1 Preferred. Such dividends shall be cumulative, whether or not earned or declared, shall be compounded quarterly, and shall be payable as and when declared by the Board, and upon the occurrence of a Liquidation Event, Acquisition or Asset Transfer (each as defined below).

               (B) The original issue price of the Series A-1 Preferred shall be one dollar and sixty cents ($1.60) per share, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof (the "ORIGINAL ISSUE PRICE").

               (C) So long as any shares of Series A-1 Preferred are outstanding, the Company shall not pay or declare any dividend, whether in cash or property, or make any other


                                       1.

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distribution on the Common Stock or any other securities issued by the Company other than the Series A-1 Preferred or the Series A Cumulative Convertible Preferred Stock ("SERIES A PREFERRED"), or purchase, redeem or otherwise acquire for value any shares of Common Stock or any other securities issued by the Company other than the Series A-1 Preferred or the Series A Preferred until all dividends as set forth in Section 1(a) above on the Series A-1 Preferred shall have been paid or declared an set apart, except for:

                    (I) acquisitions of up to $100,000 of Common Stock by the Company per year from employees, officers, directors, consultants, advisors or other persons performing services for the Company pursuant to agreements which permit the Company to repurchase such shares at cost upon termination of services to the Company;

                    (II) subject to approval of the holders of a majority of the outstanding shares of Series A-1 Preferred in accordance with Section 2(b)(vi) hereof, acquisitions of Common Stock in exercise of the Company's right of first refusal to repurchase such shares; or

                    (III) distributions to holders of Common Stock in accordance with Sections 3 and 4.

               (D) In the event dividends are paid on any share of Common Stock or any other securities issued by the Company other than the Series A Preferred, the Company shall pay an additional dividend on all outstanding shares of Series A-1 Preferred in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock or any other securities issued by the Company, respectively.

               (E) The provisions of Sections 1(c) and 1(d) shall not apply to a dividend payable solely in Common Stock to which the provisions of Section 5(f) hereof are applicable.

          2.   VOTING RIGHTS.

               (A) GENERAL RIGHTS. Each holder of shares of the Series A-1 Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series A-1 Preferred could be converted (pursuant to Section 5 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Company. Except as otherwise provided herein or as required by law, the Series A-1 Preferred shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock.

               (B) SEPARATE VOTE OF SERIES A-1 PREFERRED. For so long as at least 1,000,000 shares of Series A-1 Preferred (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series A-1 Preferred after the filing date hereof) remain


                                       2.
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outstanding, in addition to any other vote or consent required herein or by law, the approval of the Board and the vote or written consent of the holders of at least a majority of the outstanding Series A-1 Preferred shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise):

                    (I) Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation);

                    (II) Any issuance of shares of Series A-1 Preferred or any other securities exercisable for or convertible into Series A-1 Preferred;

                    (III) Any increase or decrease (other than by conversion) in the designated number of shares of Series A-1 Preferred;

                    (IV) Any increase or decrease (other than by conversion) in the authorized number of shares of Common Stock or Preferred Stock;

                    (V) Any authorization, designation or issuance, whether by recapitalization, reclassification or otherwise, of any class or series of equity securities or any other securities exercisable for or convertible into equity securities of the Company that has redemption rights or that ranks on a parity with or senior to the Series A-1 Preferred in right of liquidation preference, voting rights, dividend rights or any other rights, preferences or privileges, or any increase in the authorized or designated number of any such new class or series;

                    (VI) Any redemption, repurchase, acquisition (or payment into or setting aside for a sinking fund for such purpose), payment or declaration of dividends or other distributions with respect to Common Stock or common stock equivalents (except for acquisitions of Common Stock by the Company permitted by Section 1(c)(i) hereof and except for payment and declaration of dividends on Series A Preferred or Series A-1 Preferred);

                    (VII) Any agreement by the Company or its stockholders regarding an Asset Transfer or Acquisition (each as defined in Section 4 hereof);

                    (VIII) Any dissolution, liquidation or winding up of the Company;

                    (IX) Any increase or decrease in the authorized number of members of the Board;

                    (X) Any sale, lease, assignment, transfer or other conveyance of, or any encumbrance granted upon, all or substantially all of the assets of the Company or any of its subsidiaries in one or more related transactions;

                    (XI) Any reclassification, recapitalization or other change of any capital stock of the Company;


                                       3.

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                    (XII) Any issuance of shares of Common Stock or Convertible
Securities after the Original Issue Date to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary other than pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board and the holders of a majority of the outstanding shares of Series A-1 Preferred; or

                    (XIII) Any agreement, promise, commitment, obligation or undertaking to do any of the foregoing.

          3.   LIQUIDATION RIGHTS.

               (a) Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (a "LIQUIDATION EVENT"), the holders of Series A-1 Preferred shall be entitled to receive on a pari passu basis with the Series A Preferred (collectively, with Series A Preferred, the "SERIES PREFERRED") before any distribution or payment shall be made to the holders of any Common Stock and any other equity security not expressly made senior to or pari passu with the holders of Series Preferred (the "JUNIOR STOCK"), out of the assets of the Company legally available for distribution for each share of Series Preferred held by them, an amount per share of Series Preferred equal to the Original Issue Price plus (to the extent of current and/or retained earnings) all accrued and unpaid dividends and declared and unpaid dividends on the Series Preferred (or such lesser amount as is the maximum amount acceptable under applicable U.S. Small Business Administration and Securities and Exchange Commission rules and regulations). If, upon any such Liquidation Event, the assets of the Company shall be insufficient to make payment in full to all holders of Series Preferred of the liquidation preference set forth in this
Section 3(a), then such assets (or consideration) shall be distributed among the holders of Series Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

               (b) After the payment of the full liquidation preference of the Series Preferred as set forth in Section 3(a) above and any other class or series of stock of the Company ranking upon liquidation senior or pari passu with the Series Preferred, the assets of the Company legally available for distribution in such Liquidation Event (or the consideration received by the Company or its stockholders in such Acquisition or Asset Transfer), if any, shall be distributed ratably to the holders of Junior Stock and Series Preferred on an as-if-converted to Common Stock basis.

          4.   ASSET TRANSFER OR ACQUISITION RIGHTS.

               (A) In the event that the Company is a party to an Acquisition or Asset Transfer (as hereinafter defined), then each holder of Series A-1 Preferred shall be entitled to receive, for each share of Series A-1 Preferred then held, out of the proceeds of such Acquisition or Asset Transfer, the greater of the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation Event pursuant to (i) Section 3(a) and 3(b) above or (ii) the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation Event with respect to such shares if such shares had been converted to Common Stock immediately prior to such Acquisition or Asset Transfer.


                                       4.

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               (B) For the purposes of this Section 4: (i) "ACQUISITION" shall mean (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold at least a majority of the voting power of the surviving entity in substantially the same proportions (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company's voting power is transferred; provided that an Acquisition shall not include (x) any issuance of Series A-1 Preferred contemplated by the Amended and Restated Recapitalization Agreement, dated as of July 30, 2004, by and between the Company and Toucan Capital Fund II, L.P., as such agreement may be amended from time to time (the "Recapitalization Agreement"), the conversion of any of the Notes representing Bridge Funding, or exercise of any Bridge Warrants or Preferred Stock Warrants (each as defined in the Recapitalization Agreement) and (y) any transaction or series of transactions specifically deemed not to constitute an "Acquisition" by the vote or written consent of the holders of a majority of the outstanding shares of Series A-1 Preferred; and (ii) "ASSET TRANSFER" shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

               (C) In any Acquisition or Asset Transfer, if the consideration received is other than cash, the value of such consideration will be deemed its fair market value as determined in good faith by the Board, provided that any securities shall be valued as follows:

                    (I) Securities not subject to investment letter or other similar restrictions on free marketability (which shall be covered by (ii) below):

                         (A) If traded on a securities exchange or through the
Nasdaq Stock Market, the value shall be deemed to be the average of the closing sale prices of the securities on such quotation system over the ten (10) day period ending three (3) days prior to the closing;

                         (B) If actively traded over-the-counter, the value
shall be deemed to be the average of the last reported sales price of the securities over the ten (10) day period ending three (3) days prior to the closing; and

                         (C) If there is no active public market, the value
shall be the fair market value thereof, as determined in good faith by the Board.

                    (II) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i) (A), (B) or (C) to reflect the approximate fair market value thereof, as determined in good faith by the Board.


                                       5.

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                    (III) Notwithstanding anything to the contrary in this
Section 4, if the definitive transaction documents for an Acquisition or Asset Transfer provide for a different method of valuation, the method of valuation set forth in such documents shall control.

          5.   CONVERSION RIGHTS.

               The holders of the Series A-1 Preferred shall have the following rights with respect to the conversion of the Series A-1 Preferred into shares of Common Stock (the "CONVERSION RIGHTS"):

               (A) OPTIONAL CONVERSION. Subject to and in compliance with the provisions of this Section 5, any shares of Series A-1 Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series A Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "SERIES A-1 PREFERRED CONVERSION RATE" then in effect (determined as provided in Section 5(b)) by the number of shares of Series A-1 Preferred being converted.

               (B) SERIES A-1 PREFERRED CONVERSION RATE. The conversion rate in effect at any time for conversion of the Series A-1 Preferred (the "SERIES A-1 PREFERRED CONVERSION RATE") shall be the quotient obtained by dividing the Original Issue Price of the Series A-1 Preferred by the "Series A-1 Preferred Conversion Price," calculated as provided in Section 5(c).

               (C) SERIES A-1 PREFERRED CONVERSION PRICE. The conversion price for the Series A-1 Preferred shall initially be four cents ($0.04) (the "SERIES A-1 PREFERRED CONVERSION PRICE"). Such initial Series A-1 Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 5. All references to the Series A-1 Preferred Conversion Price herein shall mean the Series A-1 Preferred Conversion Price as so adjusted.

               (D) MECHANICS OF CONVERSION. Each holder of Series A-1 Preferred who desires to convert the same into shares of Common Stock pursuant to this
Section 5 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series A-1 Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series A-1 Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor or to the extent that the holder so elects, in Common Stock (at the Common Stock's fair market value determined by the Board as of the date of such conversion), any declared and unpaid dividends and accrued and unpaid dividends on the shares of Series A-1 Preferred being converted and (ii) in cash (at the Common Stock's fair market value determined by the Board as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series A-1 Preferred. For the purposes of this Section 5(d), the fair market value of the Company's Common Stock shall be the last reported sales price reported on the NASD over-the-counter bulletin board (or if the


                                       6.

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Common Stock is traded on another securities market, the last reported sales price of the Common Stock on such securities market) on the date of conversion. If the Common Stock is not publicly traded on the date of conversion, the fair market value of the Company's Common Stock for the purposes of this Section 5(d) shall be the fair market value as determined in good faith by the Board. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series A-1 Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

               (E) ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If at any time or from time to time on or after the date that the first share of Series A-1 Preferred is issued (the "ORIGINAL ISSUE DATE") the Company effects a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series A-1 Preferred, the Series A-1 Preferred Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Original Issue Date the Company combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series A-1 Preferred, the Series A-1 Preferred Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 5(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

               (F) ADJUSTMENT FOR COMMON STOCK DIVIDENDS AND DISTRIBUTIONS. If at any time or from time to time on or after the Original Issue Date the Company pays to holders of Common Stock a dividend or other distribution in additional shares of Common Stock without a corresponding dividend or other distribution to holders of Preferred Stock, the Series A-1 Preferred Conversion Price then in effect shall be decreased as of the time of such issuance, as provided below:

                    (I) The Series A-1 Preferred Conversion Price shall be adjusted by multiplying the Series A-1 Preferred Conversion Price then in effect by a fraction equal to:

                         (A) the numerator of which is the total number of
shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

                         (B) the denominator of which is the total number of
shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

                    (II) If the Company fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the Series A-1 Preferred Conversion Price shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and


                                       7.

                    (III) If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A-1 Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A-1 Preferred Conversion Price shall be adjusted pursuant to this Section 5(f) to reflect the actual payment of such dividend or distribution.

               (G) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE, SUBSTITUTION, REORGANIZATION, MERGER OR CONSOLIDATION. If at any time or from time to time on or after the Original Issue Date the Common Stock issuable upon the conversion of the Series A-1 Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than an Acquisition or Asset Transfer as defined in Section 4 or a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 5), in any such event each holder of Series A-1 Preferred shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, merger, consolidation or other change by holders of the maximum number of shares of Common Stock into which such shares of Series A-1 Preferred could have been converted immediately prior to such recapitalization, reclassification, merger, consolidation or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Series A-1 Preferred after the capital reorganization to the end that the provisions of this Section 5 (including adjustment of the Series A-1 Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series A-1 Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

               (H) SALE OF SHARES BELOW SERIES A-1 PREFERRED CONVERSION PRICE.

                    (I) If at any time or from time to time on or after the Original Issue Date the Company issues or sells, or is deemed by the express provisions of this Section 5(h) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Section 5(e), 5(f) or 5(g) above, for an Effective Price (as defined below) less than the then effective Series A-1 Preferred Conversion Price (a "QUALIFYING DILUTIVE ISSUANCE"), then and in each such case, the then existing Series A-1 Preferred Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price equal to such Effective Price.

                    (II) For the purpose of making any adjustment required under this Section 5(h), the aggregate consideration received by the Company for any issue or sale of securities (the "AGGREGATE CONSIDERATION") shall be defined as:
(A) to the extent it consists of cash, be computed at the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either


                                       8.

Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

                    (III) For the purpose of the adjustment required under this
Section 5(h), if the Company issues or sells (x) Preferred Stock or other stock, options, warrants, purchase rights or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "CONVERTIBLE SECURITIES") or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the Series A-1 Preferred Conversion Price, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus:

                         (A) in the case of such rights or options, the minimum
amounts of consideration, if any, payable to the Company upon the exercise of such rights or options; and

                         (B) in the case of Convertible Securities, the minimum
amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

                         (C) If the minimum amount of consideration payable to
the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities.

                         (D) No further adjustment of the Series A-1 Preferred
Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series A-1 Preferred Conversion Price


                                       9.

as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Series A-1 Preferred Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series A-1 Preferred.

                    (IV) For the purpose of making any adjustment to the Conversion Price of the Series A-1 Preferred required under this Section 5(h), "ADDITIONAL SHARES OF COMMON STOCK" shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 5(h) (including shares of Common Stock subsequently reacquired or retired by the Company), other than:

                         (A) shares of Common Stock issued upon conversion of
the Series A Preferred and Series A-1 Preferred;

                         (B) shares of Common Stock or Convertible Securities
issued after the Original Issue Date to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary that are (i) issued pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board; and (ii) designated as excluded from the definition of "Additional Shares of Common Stock" by the vote or written consent of the holders of a majority of the outstanding shares of Series A-1 Preferred;

                         (C) up to 35,000 shares of Common Stock issued pursuant
to the exercise of options with an exercise price of $0.0001 per share that were outstanding on April 26, 2004 and held by members of the Board;

                         (D) shares of Common Stock or Convertible Securities
issued pursuant to the exercise of the Initial Bridge Warrants (as defined in the Recapitalization Agreement); and

                         (E) such additional shares of Common Stock or
Convertible Securities that are designated as excluded from the definition of "Additional Shares of Common Stock" by the vote or written consent of the holders of a majority of the outstanding shares of Series A-1 Preferred.

          References to Common Stock in the subsections of this clause (iv) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 5(h). The "EFFECTIVE PRICE" of Additional Shares of Common Stock shall mean the


                                      10.

quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 5(h), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Section 5(h), for such Additional Shares of Common Stock. In the event that the number of shares of Additional Shares of Common Stock or the Effective Price cannot be ascertained at the time of issuance, such Additional Shares of Common Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, ascertainable.

                    (V) In the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance (the "FIRST DILUTIVE ISSUANCE"), then in the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance as a part of the same transaction or series of related transactions as the First Dilutive Issuance (a "SUBSEQUENT DILUTIVE ISSUANCE"), then and in each such case upon a Subsequent Dilutive Issuance the Series A-1 Preferred Conversion Price shall be reduced to the Series A-1 Preferred Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

               (I) CERTIFICATE OF ADJUSTMENT. In each case of an adjustment or readjustment of the Series A-1 Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series A-1 Preferred, if the Series A-1 Preferred is then convertible pursuant to this Section 5, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and shall, upon request, prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series A-1 Preferred so requesting at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Series A-1 Preferred Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series A-1 Preferred. Failure to request or provide such notice shall have no effect on any such adjustment.

               (J) NOTICES OF RECORD DATE. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 4) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section
4), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series A-1 Preferred at least ten (10) days prior to (x) the record date, if any, specified therein; or
(y) if no record date is specified, the date upon which such action is to take effect (or, in either case, such shorter period approved by the holders of a majority of the


                                      11.

outstanding Series A-1 Preferred) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

               (K) AUTOMATIC CONVERSION.

                    (I) Each share of Series A-1 Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series A-1 Preferred Conversion Price, at any time upon the affirmative election of the holders of at least two-thirds of the outstanding shares of the Series A-1 Preferred. Upon such automatic conversion, any declared and unpaid dividends and accrued and unpaid dividends shall be paid in accordance with the provisions of
Section 5(d).

                    (II) Upon the occurrence of the event specified in Section 5(k)(i) above, the outstanding shares of Series A-1 Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A-1 Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series A-1 Preferred, the holders of Series A-1 Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series A-1 Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A-1 Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends and accrued and unpaid dividends shall be paid in accordance with the provisions of Section 5(d).

               (L) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of Series A-1 Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A-1 Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair


                                      12.

market value of one share of Common Stock (as determined by the Board) on the date of conversion.

               (M) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A-1 Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A-1 Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A-1 Preferred, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

               (N) NOTICES. Any notice required by the provisions of this
Section 5 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

               (O) PAYMENT OF TAXES. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A-1 Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A-1 Preferred so converted were registered.

          6.   NO REISSUANCE OF SERIES A-1 PREFERRED.

          No shares or shares of Series A-1 Preferred acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued.

          7.   AMENDMENTS.

          This Certificate of Designations may only be amended with the prior written consent of the holders of at least a majority of the outstanding Series A-1 Preferred; provided, however, that Section 5(k)(i) hereof and this Section 7 may only be amended with the prior written consent of the holders of at least two-thirds of the outstanding Series A-1 Preferred. The Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company shall have obtained the written consent to such amendment, action or omission to act, of the holders of at least a majority (or, in the case of actions prohibited or required to be performed by Section 5(k)(i) hereof or this Section 7, at least two-thirds) of the outstanding Series A-1 Preferred.


                                      13.

     IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be duly executed as of the 17th day of April, 2006.

                                        NORTHWEST BIOTHERAPEUTICS, INC.


                                        /s/ Alton L. Boynton
                                        ----------------------------------------
                                        Name: Alton L. Boynton
                                        Title: President


                                      14.